Exhibit 10.30
FLOWSERVE CORPORATION
AMENDED AND RESTATED OFFICER SEVERANCE PLAN

FLOWSERVE CORPORATION
AMENDED AND RESTATED OFFICER SEVERANCE PLAN
Article I
Introduction
     Flowserve Corporation (the “Company”) established and adopted the Flowserve Corporation Officer Severance Plan (the “Plan”), effective as of January 1, 2007, to provide financial and transitional assistance to Eligible Officers who separate from the Company or an Affiliate due to a Reduction-in-Force or due to a termination of employment without Cause (as defined herein) in order to assure the Company of the continued attention and dedication to duty of Eligible Officers and to ensure the continued availability of service by Eligible Officers during periods of work force reduction or reorganization. The Company hereby amends and restates the Plan as set forth herein effective as of January 1, 2009 (the “Effective Date”). This Plan is intended to constitute an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.
     Except as otherwise provided below, as of the Effective Date, the Plan replaces any and all severance pay plans, policies, practices, arrangements or programs, written or unwritten, that the Company may have had in effect for its Eligible Officers from time to time prior to the Effective Date; any Eligible Officer whose employment is terminated on or after the Effective Date shall not be entitled to any severance benefits other than those set forth herein. Notwithstanding the foregoing, nothing in this Plan shall adversely affect the rights an individual Eligible Officer may have to severance payments under the Flowserve Corporation Executive Officer Change in Control Severance Plan (or any successor plan thereto) (the “CIC Plan”) or any written agreement executed by and between the Employer and that Eligible Officer (a “Severance Agreement”), including, without limitation, any Restrictive Covenant Agreement by and between the Company and an Eligible Officer; provided, however, that in the event any Eligible Officer that is a party to a Severance Agreement or who is eligible for benefits under the CIC Plan suffers a termination of employment and is entitled to and is receiving the severance benefits intended to be provided under his or her Severance Agreement or the CIC Plan, such Eligible Officer shall not be entitled to receive severance benefits pursuant to this Plan, unless such Eligible Officer is entitled to severance benefits pursuant to a Restrictive Covenant Agreement, in which case, such Eligible Officer shall receive benefits under such agreement first, and then shall be eligible for benefits under this Plan to the extent such benefits are not duplicative of the benefits previously paid pursuant to such agreement, with the maximum severance benefits payable to such Eligible Officer under both the Plan and such agreement equal to the maximum aggregate benefit payable to such Eligible Officer under this Plan.
Article II
Definitions
     The words used in this Plan shall have the respective meanings set forth below unless the context clearly indicates otherwise. Except as otherwise indicated by the context, any masculine terminology used herein also includes the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural, and vice versa.
     Section 2.1 Administrator means the Senior Vice President, Human Resources, or, if the claim for benefits hereunder affects the Senior Vice President, Human Resources, such entity or individual as may be designated by the Organization and Compensation Committee.

     Section 2.2 Affiliate means any Subsidiary or Parent of the Company that has been designated to participate in the Plan by the Administrator, and has adopted the Plan pursuant to Article V hereof.
     Section 2.3 Appeals Administrator means the Chief Executive Officer of the Company, or, if the claim for benefits hereunder affects the Chief Executive Officer, such entity or individual as may be designated by the Organization and Compensation Committee.
     Section 2.4 Cause means: (a) the willful and continued failure by an Eligible Officer to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Eligible Officer by the Company’s board of directors (the “Board”) which specifically identifies the manner in which the Board believes that he or she has not substantially performed his or her duties; or (b) the willful engaging by an Eligible Officer in conduct materially and demonstrably injurious to the Company, monetarily or otherwise; provided, however, that if the Eligible Officer has entered into an employment agreement that is binding as of the date of the event or action otherwise determined to be “Cause,” and if such employment agreement defines “Cause,” such definition of “Cause” shall apply. No act, or failure to act, shall be considered “willful” if, in the Eligible Officer’s sole judgment, the action or omission was done, or omitted to be done, in good faith and with a reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Eligible Officer shall not be deemed to have terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire authorized membership of the Board, at a meeting of the Board, called and held for the purpose (after reasonable notice to the Eligible Officer and an opportunity for the Eligible Officer, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Eligible Officer was guilty of conduct set forth above in clause (a) or (b) of this Section 2.3, and specifying the particulars thereof in detail.
     Section 2.5 Code means the Internal Revenue Code of 1986, as amended.
     Section 2.6 Company means Flowserve Corporation.
     Section 2.7 Disability means a long-term disability as defined in and meeting the terms and conditions of the appropriate plan of the Company that provides long-term disability benefits to the Company’s eligible employees (or, as set forth in any successor plans), as applicable to the Eligible Officer, or, if no long-term disability plan is in place or is applicable to the Eligible Officer, a physical or mental condition resulting from bodily injury, disease, or mental disorder which prevents the Eligible Officer from performing his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Administrator, based upon medical reports or other evidence satisfactory to the Administrator.
     Section 2.8 Eligible Officer means an Officer who:
     (a) is terminated by the Company or an Affiliate in connection with a Reduction-in-Force, or
     (b) is terminated by the Company or an Affiliate without Cause.
     Section 2.9 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     Section 2.10 Officer means senior executive officers or other corporate officers of the Company or an Affiliate.
     Section 2.11 Organization and Compensation Committee means the committee designated by the Board of Directors.
     Section 2.12 Parent means an entity which directly or indirectly holds a majority of the voting power or profits or capital interest of the Company.
     Section 2.13 Plan means the Flowserve Corporation Officer Severance Plan.
     Section 2.14 Reduction-in-Force means the separation of an Officer from employment with the Company or an Affiliate because of a work force reduction, restructuring, or other cost containment or business decision as designated by the Administrator, in its sole and absolute discretion, from time to time.
     Section 2.15 Retirement means the termination of an Eligible Officer’s employment for any reason other than for Cause, due to the Participant’s death or Disability, or due to a Reduction-in-Force, or on or after the earlier of (i) the Eligible Officer’s Early Retirement Date (as such term is defined within the retirement plan in effect and in which such Eligible Officer participates on the date of the Eligible Officer’s termination); or (ii) the Eligible Officer attaining the normal retirement date (as such term is defined within the retirement plan in effect and in which such Eligible Officer participates on the date of the Eligible Officer’s termination, or if no such plan is in effect, age 65).
     Section 2.16 Separation from Service means a termination of services provided by an Eligible Officer to the Company whether voluntarily or involuntarily, other than for death or Disability, as determined by the Administrator in accordance with Treas. Reg. § 1.409A-1(h). In determining whether an Eligible Officer has experienced a Separation from Service, the following provisions shall apply:
     (a) A Separation from Service shall occur when such Eligible Officer has experienced a termination of employment with the Company. An Eligible Officer shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Eligible Officer and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services the Eligible Officer will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by such Eligible Officer (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Eligible Officer has been providing services to the Company less than thirty-six (36) months).
     (b) If an Eligible Officer is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Eligible Officer and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as the Eligible Officer retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Eligible Officer does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six (6) month period. In applying the provisions of this

Section 2.16, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Eligible Officer will return to perform services for the Company.
     Section 2.17 Severance Benefit means a benefit to which an Eligible Officer may become entitled pursuant to Article III hereof.
     Section 2.18 Specified Employee means any Eligible Officer who is determined to be a “key employee” (as defined under Section 416(i) of the Code without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Administrator in accordance with Treas. Reg. § 1.409A-1(i). In determining whether an Eligible Officer is a Specified Employee, the following provisions shall apply:
     (a) The Administrator’s identification of the individuals who fall within the definition of “key employee” under Section 416(i) of the Code (without regard to paragraph (5) thereof) shall be based upon the twelve (12) month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Section 416(i) of the Code to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. § 1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. § 1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. § 1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. § 1.415(c)-2(g); and
     (b) Each Eligible Officer who is among the individuals identified as a “key employee” in accordance with part (a) of this Section 2.18 shall be treated as a Specified Employee for purposes of this Plan if such Eligible Officer experiences a Separation from Service during the twelve (12) month period that begins on the April 1st following the applicable identification date.
     Section 2.19 Subsidiary means any entity in which the Company, directly or indirectly, holds a majority of the voting power or profits or capital interest of such entity.
Article III
Severance Benefits
     Section 3.1 Eligibility for Severance Benefits.
     (a) An Eligible Officer shall be entitled to receive a Severance Benefit in accordance with this Article III only if the Administrator, in its reasonable discretion, determines that:
     (i) the Eligible Officer’s employment with the Company or an Affiliate has been involuntarily terminated as the result of a Reduction-in-Force or without Cause. For purposes of clarity, an Eligible Officer shall be entitled to receive a Severance Benefit only if such termination constitutes an involuntary Separation from Service.
     (ii) the Severance Benefit described herein is not otherwise duplicative of payments already owed to the Eligible Officer under an employment, pre-existing retention, severance, change-in-control, or other special compensation agreement or pursuant to any applicable laws.
     (iii) the Eligible Officer has not otherwise received and accepted an offer of employment with (A) the Company, (B) an Affiliate, (C) another company providing services to the Company or an Affiliate, or (D) any other company that entered into an agreement with the Company or an Affiliate to purchase, acquire, or transfer the stock or assets of the Company, an Affiliate, or a group, function or part of the Company or an Affiliate.
     (iv) the Eligible Officer has not otherwise declined an offer of employment, the terms of which would have permitted the Eligible Officer to continue employment within fifty (50) miles of the location in which the Eligible Officer performed substantially all of his or her services immediately prior to the Reduction-in-Force, with (A) the Company, (B) an Affiliate, (C) another company providing services to the Company or an Affiliate, or (D) any other company that entered into an agreement with the Company or an Affiliate to purchase, acquire, or transfer the stock or assets of the Company, an Affiliate, or a group, function or part of the Company or an Affiliate.
     (v) the Eligible Officer has not terminated from the Company or an Affiliate for any of the following reasons:
     (A) death,
     (B) Disability,
     (C) resignation,
     (D) Retirement, or
     (E) discharge for Cause.
     (vi) the Eligible Officer continues to comply with the provisions of any written agreement in effect between the Eligible Officer and the Company (or any of its Affiliates) that contains non-competition, confidentiality and/or non-solicitation provisions, including, without limitation, the terms and conditions of any Restrictive Covenant Agreement by and between the Company and the Eligible Officer.
     (vii) the Eligible Officer has executed and timely provided a release and covenant not to sue in a form reasonably satisfactory to the Company.
     (b) Notwithstanding anything herein to the contrary, if an Eligible Officer has otherwise satisfied the criteria described in Section 3.1(a) above and is rehired by the Company or an Affiliate, such Eligible Officer’s entitlement to further Severance Benefit payments shall cease immediately, unless the Administrator, in its sole and absolute discretion, determines that the relationship between the former Eligible Officer and the Company or Affiliate for whom services are being provided constitutes a non-employee consulting relationship and that continued payment of such benefits is permitted by applicable law without adverse consequences to either the Company or the Eligible Officer, including, without limitation, Section 409Aof the Code, as determined by the Administrator in its sole discretion. Regardless of the nature of a former Eligible Officer’s relationship with the Company or Affiliate, if such former Eligible Officer provides services to or for the Company or an Affiliate following a Reduction-in-Force, such former Eligible Officer shall not be obligated to repay any Severance Benefits that have been paid pursuant to this Plan.

     Section 3.2 Salary Continuation.
     (a) Salary continuation benefits paid to an Eligible Officer who has satisfied the applicable requirements reflected in Section 3.1 above shall be based upon the amounts determined under Section 3.2(b) below and shall continue until the earlier of:
     (i) the date that is twenty-four (24) months following the Eligible Officer’s termination of employment, or
     (ii) the date the Eligible Officer fails to comply with the provisions of any written agreement in effect between the Eligible Officer and the Company (or any of its Affiliates) that contains non-competition, confidentiality and/or non-solicitation provisions, including, without limitation, the terms and conditions of any Restrictive Covenant Agreement by and between the Company and the Eligible Officer.
     (b) The amount of each salary continuation benefit payment that shall be paid to an Eligible Officer during the applicable salary continuation period described in Section 3.2(a) above, shall be calculated by the Administrator, in its sole and absolute discretion, by dividing the Eligible Officer’s annual base salary (excluding all bonuses and financial perquisites) immediately prior to the Eligible Officer’s termination of employment by the number of regularly scheduled paydays on which the Eligible Officer would have otherwise been paid during the year if a termination of employment had not occurred; provided, however, that if an Eligible Officer is on an approved short-term disability leave or on designated leave pursuant to the Family and Medical Leave Act or other similar law, such Eligible Officer’s salary continuation benefits shall be based upon the Eligible Officer’s salary immediately preceding the inception of the leave.
     (c) Salary continuation benefits shall commence on the date that would have otherwise been the Eligible Officer’s next regularly scheduled payday following the later of (i) the Eligible Officer’s termination of employment or (ii) the expiration of the revocation period provided in the release executed by the Eligible Officer in connection with this Plan. Notwithstanding the foregoing, if the Eligible Officer is a Specified Employee, to the extent any amount payable pursuant to this Section 3.2 is subject to, and not otherwise exempt from the requirements of Section 409A of the Code, no payment of such amount shall be made before the first day after the end of the six (6) month period immediately following the date on which the Eligible Officer experiences a Separation from Service, or if earlier, on the date of the Eligible Officer’s death.
     (d) Notwithstanding anything in Section 3.2(b) above to the contrary, to the extent an Eligible Officer is on an approved short-term disability leave or on designated leave pursuant to the Family and Medical Leave Act or other similar law, such Eligible Officer’s salary continuation benefits shall be based upon the Eligible Officer’s salary or regular hourly wage immediately preceding the inception of the leave.
     (e) Each amount that is paid to an Eligible Officer pursuant to this Section 3.2 shall be treated as a separate payment for purposes of Section 409A of the Code.
     Section 3.3 Annual Incentive Plan Bonus.
     (a) In addition to the salary continuation benefit described in Section 3.2 above, each Eligible Officer who is terminated by the Company or an Affiliate in connection with a Reduction-in-Force or without Cause shall be entitled to receive a lump-sum payment substantially equivalent to the annual incentive payment such Eligible Officer would have otherwise received under the Company’s annual incentive plan if (i) the Company satisfied the targeted performance results established under the Flowserve Corporation annual incentive plan for the performance period in which the Eligible Officer’s termination of employment occurs, and (ii) the Eligible Officer had been employed at the end of such performance period and otherwise eligible for a payment under the Company’s annual incentive plan.
     (b) Payment of annual target incentive payments described in Section 3.3(a) above, shall be made at the same time as payments are made under the Company’s annual incentive plan; provided, however, if the Eligible Officer is a Specified Employee, to the extent any amount payable pursuant to this Section 3.3 is subject to, and not otherwise exempt from the requirements of Section 409A of the Code, no payment of such amount shall be made before the first day after the end of the six (6) month period immediately following the date on which the Eligible Officer experiences a Separation from Service, or if earlier, on the date of the Eligible Officer’s death.
Article IV
Claims Procedures
     Section 4.1 Initial Claim. If an individual makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Administrator shall treat it as a claim for benefits. All claims for benefits under the Plan shall be sent in writing to the Administrator and must be received within thirty (30) days after the effective date of the Eligible Officer’s termination of employment. If the Administrator, in its sole and absolute discretion, determines that a claimant is not entitled to receive all or any part of the benefits claimed, the Administrator will inform the claimant in writing of its determination and an explanation regarding the reason for its determination.
     Section 4.2 Initial Claim Determination.
     (a) Once the Administrator makes a determination regarding a claim, the Administrator will send, by means of the U.S. mail, hand delivery or e-mail, a written notice providing:
     (i) the Administrator’s determination,
     (ii) the basis for the determination (along with appropriate references to pertinent provisions on which the denial is based),
     (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material is necessary, and
     (iv) the procedure that must be followed to obtain a review of the determination, including a description of the appeals procedure and how to bring a civil action for benefits under section 502(a) of ERISA.
     (b) The initial claim determination notice described above will be provided within a reasonable period of time, but no later than 90 days from the day the Administrator received the claim, unless grounds for an extension (reflected in Section 4.2(c) below) exist.

     (c) Grounds for an extension may arise in certain instances when the Administrator, for reasons beyond its control, cannot make a determination within the initial 90-day period. In such situations, the Administrator, acting in its sole and absolute discretion, may extend the initial 90-day period for up to an additional 90 days (for a total of 180 days); provided the Administrator:
     (i) determines that an extension is necessary due to matters beyond its control, and
     (ii) provides the claimant with written notice (which may be communicated by mail, hand delivery, or e-mail) prior to the expiration of the initial determination period that:
     (A) an extension is necessary,
     (B) the reason for the extension, and
     (C) when a determination is expected to be rendered.
     Section 4.3 Appeal of a Denied Claim.
     (a) If a claim for benefits is denied, either in whole or in part, and the claimant wants to contest such denial, the claimant must appeal the Administrator’s denial by requesting a review of the claim by the Appeals Administrator. A claimant has the following rights if a claim for benefits is denied (whether in whole or in part):
     (i) an opportunity to request an appeal,
     (ii) the ability to submit written comments, documents, records and other information in connection with the appeal, and
     (iii) reasonable access to, and copies of, all documents, records, and other information relevant to the denied claim at no charge.
     (b) If a claimant chooses to file an appeal of a claim that was denied in whole or in part, the request for review must be received within 60 days of the date in which the claimant received notice from the Administrator indicating that the initial claim was denied.
     (c) The review of an initial adverse determination by the Appeals Administrator will take into account all comments, documents, records and other information that has been submitted, without regard to whether such information was submitted and considered by the Administrator in the initial determination.
     (d) In reviewing appeals, no deference will be given to an initial adverse benefit determination by the Administrator, and the review itself will be conducted by an appropriate named fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal nor the subordinate of such individual.
     (e) If, following an appeal, a claim is denied, either in whole or in part, after a review of the appeal and any additional information that a claimant has submitted, a notice containing the following information (which will be provided in writing by U.S. mail, hand delivery, or e-mail) will be provided within a reasonable period of time, but not later than sixty (60) days from the date that a request for a review was received, unless grounds for an extension reflected in Section 4.3(f) below exist:
     (i) the specific reason or reasons for the decision, including any adverse determinations,
     (ii) references to the specific provisions on which the determination was based,
     (iii) a statement describing how to request reasonable access to, and copies of, all documents, records, and other information that is relevant to the denied claim (free of charge),
     (iv) a description of any voluntary appeals procedure, if any, and how to obtain information about such procedure, and
     (v) the ability to bring a cause of action for benefits under section 502(a) of ERISA.
     (f) Grounds for an extension may arise in certain instances when, due to events beyond the Appeals Administrator’s control, a decision cannot be made within the initial 60-day period. In such situations, the initial 60-day period may be extended for up to an additional 60 days (for a total of 120 days); provided:
     (i) a determination is made that an extension is necessary due to matters beyond the Appeals Administrator’s control, and
     (ii) the claimant is provided with written notice (which may be communicated by mail, hand delivery, or e-mail) prior to the expiration of the initial determination period that:
     (A) an extension is necessary,
     (B) the reason for the extension, and
     (C) when a determination is expected to be rendered.
Article V
Adoption of the Plan by Affiliates
     This Plan may be adopted by any Affiliate of the Company if the Organization and Compensation Committee or its delegate approves such adoption. Upon such adoption, the provisions of the Plan shall be fully applicable to the Eligible Officers of that Affiliate. At any time that an Affiliate ceases to qualify as an Affiliate, it shall no longer be eligible to participate hereunder and any Eligible Officers in its employ shall no longer be eligible to receive benefits under this Plan.

Article VI
Duration, Amendment and Termination
     Section 6.1 Duration. This Plan shall continue in full force and effect from the Effective Date until December 31, 2011 unless extended or earlier terminated by action of the Organization and Compensation Committee or its delegate.
     Section 6.2 Termination and Amendment. Although the Company hopes and expects to continue the Plan for a five (5) year period, the Plan may be amended, changed, replaced, extended or terminated by the Organization and Compensation Committee or its delegate at any time, in its sole and absolute discretion. The Organization and Compensation Committee or its delegate shall have full authority to amend any provision of the Plan to reduce, eliminate or alter benefits payable hereunder, or to alter, in any way, the criteria for eligibility to participate herein.
     Section 6.3 Form of Amendment. The form of any Amendment of the Plan shall be a written instrument signed by any person authorized to sign by the Organization and Compensation Committee or its delegate. An Amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to the rights of all Eligible Officers hereunder.
Article VII
Miscellaneous
     Section 7.1 Employment Status. This Plan does not constitute a contract of employment or impose upon the Company or any Affiliate any obligation to retain the Eligible Officer as an employee, to change or not change the status of the Eligible Officer’s employment, or to change the Company’s policies or those of its Affiliates regarding termination of employment.
     Section 7.2 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 7.3 Governing Law. To the extent not preempted by ERISA, the validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Texas, without reference to principles of conflict of law.
     Section 7.4 Funding. The Plan is funded through the general assets of the Company and all payments of Severance Benefits with respect to a particular Eligible Officer shall be paid from the general assets of the Company. Neither the Company nor the Administrator shall have any obligation to establish a trust or fund for the payment of benefits under the Plan or to insure any of the benefits under the Plan. None of the officers, members of the Board of Directors, or agents of the Company, any Affiliate or the Administrator guarantees in any manner the payment of benefits hereunder.
Article VIII
General Information

Section 8.1	Official Plan Name.	Flowserve Corporation Officer Severance Plan

Section 8.2	Plan Sponsor and Plan Administrator.	Flowserve Corporation 5215 N. O’Connor Blvd. Irving, TX 75039 (972) 443-6500

Section 8.3	Employer Identification Number.	31-0267900

Section 8.4	Plan Number.	504

Section 8.5	Plan Year.	January 1 through December 31

Section 8.6	Type of Plan.	Welfare benefit plan providing severance benefits to certain officers in the event of a reduction-in-force or termination without Cause.

Section 8.7	Type of Administration.	The Plan is administered by the Plan Administrator.

Section 8.8	Claims Administrator.	The Plan Administrator for the Flowserve Corporation Officer Severance Plan Flowserve Corporation 5215 N. O’Connor Blvd. Irving, TX 75039 (972) 443-6500

Section 8.9	Agent for Service of Legal Process.	Flowserve Corporation General Counsel 5215 N. O’Connor Blvd. Irving, TX 75039 (972) 443-6500

Section 8.10	Funding.	The Plan is funded through the general assets of the Company.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 10th day of December, 2008.

FLOWSERVE CORPORATION
/s/ Ronald F. Shuff
Ronald F. Shuff
Senior Vice President, Secretary and General Counsel